State of Delaware
Secretary of State
Division of Corporations
Delivered 02:43 PM 11/13/2019
FILED 02:43 PM 11/13/2019
SR 20198062762 - File Number 4374801

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT TO AMENDED CERTIFICATE OF INCORPORATION OF SUGARMADE, INC.

The undersigned, being the Chief Executive Officer of Sugarmade, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby amend and certify as follows:

1. That this Certificate of Amendment has been duly adopted by the Board of Directors and stockholders in accordance with the provisions of section 242 of the Delaware General Corporation Law.

Article VI of the Amended Certificate of Incorporation will be amended to read in full as follows:

The total number of shares of stock which the Corporation shall have authority to issue is 2,000,000,000; 1,990,000,000 shares shall be designated Common Stock, par $.001 per share and 10,000,000 shares shall be designated as Preferred Stock, par value $.001 per share.

Upon the effectiveness (the "*Effective Time*") of this Certificate of Amendment pursuant to Section 242 of the General Corporation Law of the State of Delaware, each three hundred (300) shares of the Corporation's common stock, par value of $0.001 per share, issued and outstanding immediately prior to the Effective Time (the "*Old Common Stock*") shall automatically without further action on the part of the Corporation or any holder of Old Common Stock, be reclassified, combined and changed into one (1) fully paid and nonassessable share of common stock, par value of $0.001 per share (the "*New Common Stock*"), subject to the treatment of fractional share interests as described below (the "*reverse stock split*").

From and after the Effective Time, certificates representing the Old Common Stock shall represent the number of shares of New Common Stock into which such Old Common Stock shall have been combined pursuant to this Certificate of Amendment Holders who otherwise would be entitled to receive fractional share interests of New Common Stock upon the effectiveness of the reverse stock split shall be entitled to receive a whole share of New Common Stock in lieu of any fractional share created as a result of such reverse stock split.

Preferred Stock.

The Board of Directors of the Corporation is vested with the authority to determine and state the designations and preferences, limitations, relative rights and voting rights, if any, of each series by the adoption and filing in accordance with the Delaware General Corporation Law, before the issuance of any shares of such series, of an amendment or amendments to this Certificate of Incorporation determining the terms of such series, which amendment need not be approved by the stockholders or the holders of any class or series of shares except as provided by law. All shares of preferred stock of the same series shall be identical.

No share shall be issued without consideration being exchanged, and it shall thereafter be non-assessable.

The following is a description of each class of stock of the Corporation with the preferences, conversion and other rights, restrictions, voting powers, limitations as to distributions, qualifications, and terms and conditions of redemption of each class:

FIRST: The Common Stock shall have voting rights such that each share of Common Stock duly authorized, issued and outstanding shall entitle its holder to one vote.

SECOND: Notwithstanding any provision of this Certificate of Incorporation to the contrary, the affirmative vote of a majority of all the votes entitled to be cast on the matter shall be sufficient, valid and effective, after due authorization, approval or advice of such action by the Board of Directors, as required by law, to approve and authorize the following acts of the Corporation;

(i) any amendment of this Certificate of Incorporation;

(ii) the merger of the Corporation into another corporation or the merger of one or more other corporations into the Corporation;

(iii) the sale, lease, exchange or other transfer of all, or substantially all, of the property and assets of the Corporation, including its goodwill and franchises;

(iv) the participation by the Corporation in a share exchange (as defined in Delaware General Corporation Law); and

(v) the voluntary or involuntary liquidation, dissolution or winding-up of or the revocation of any such proceedings relating to the Corporation.

2. That this Certificate of Amendment shall be effective as of 12.01 a.m. EDT on January 10, 2020.

3. Except as set forth in this Certificate of Amendment, the Amended Certificate of Incorporation, as previously amended, remains in full force and effect.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 13th day of November 2019.

By: ______________________
Jimmy Chan
President and Chief Executive Officer